Exhibit 99.3

Thoma Bravo Completes Acquisition of PROS Holdings, Inc.

SAN FRANCISCO – Dec. 9, 2025 – Thoma Bravo, a leading software investment firm, today announced the completion of its acquisition of PROS Holdings, Inc. (“PROS”), a leading provider of AI-powered SaaS pricing and selling solutions, in an all-cash transaction valuing PROS at approximately $1.4 billion.

With the completion of the transaction, PROS shareholders will receive $23.25 per share in cash for each share of common stock they owned. The company’s common stock has ceased trading and will be delisted from NYSE.

As previously announced, with the closing of this transaction, Thoma Bravo will run PROS’ travel business as a platform investment (“PROS Travel”), while PROS’ B2B business will combine with Thoma Bravo’s existing portfolio company Conga, a leader for AI-powered innovation in configure, price, quote, contract lifecycle management and document automation. Conga’s acquisition of PROS’ B2B business is expected to close in Q1 2026, subject to customary closing conditions.

Sunil John will serve as the CEO of PROS Travel, and Jeff Cotten will transition to the PROS Travel Board of Directors and provide continued leadership. Sunil has more than two decades of experience at PROS, most recently serving as Chief Product Officer, and will be responsible for overseeing the strategic direction and continued growth of PROS Travel. “At a time when the airline industry stands at a pivotal turning point, we have an incredible opportunity to accelerate our innovation and empower modern airline retailing through intelligent, dynamic experiences that will define the future of travel,” said Sunil John.

“I am immensely proud of everything we have achieved to ready PROS for its new chapter and continued evolution delivering world-class AI-powered sales optimization software,” said Jeff Cotten, President and CEO of PROS. “As a private company with Thoma Bravo’s support and Sunil’s exceptional leadership, PROS Travel will gain the agility and flexibility needed to deliver on our strategic priorities and remain at the forefront of AI in the dynamic travel sector. At the same time, combining PROS’ B2B business with Conga will enable focused innovation and unlock broader and more powerful intelligent commerce solutions for B2B customers.”

“PROS has built a trusted portfolio of AI-driven solutions serving both the travel and B2B sectors, and we’re excited by the opportunities ahead for both businesses to strengthen their leadership positions in their respective categories,” said A.J. Rohde, a Senior Partner at Thoma Bravo. “We look forward to applying our sector and operational expertise to advance AI capabilities and propel growth.”

Advisors

Qatalyst Partners served as exclusive financial advisor to PROS, DLA Piper LLP (US) served as its legal counsel and Joele Frank, Wilkinson Brimmer Katcher served as its strategic communications advisor. Evercore served as financial advisor to Thoma Bravo, Kirkland & Ellis LLP served as its legal counsel and FGS Global served as its strategic communications advisor.

About PROS

PROS Holdings, Inc. (NYSE: PRO) is a leading provider of SaaS solutions that optimize omnichannel shopping and selling experiences, powering intelligent commerce. Leveraging leadership in revenue and pricing science, the PROS Platform combines predictive AI, real-time analytics, and powerful automation to dynamically match offers to buyers and prices to products. Businesses win more with PROS. Learn more at pros.com.

About Thoma Bravo

Thoma Bravo is the world’s largest software-focused investment firm, with over US$181 billion in assets under management as of September 30, 2025. Through its private equity and credit strategies, the firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging Thoma Bravo’s deep sector knowledge and strategic and operational expertise, the firm collaborates with its portfolio companies to implement operating best practices and drive growth initiatives. Over the past 20+ years, the firm has acquired or invested in approximately 565 companies representing approximately US$285 billion in enterprise value (including control and non-control investments). The firm has offices in Chicago, Dallas, London, Miami, New York and San Francisco. For more information, visit Thoma Bravo’s website at thomabravo.com.

Contacts

Thoma Bravo

Megan Frank

mfrank@thomabravo.com

or

FGS Global

Nicky Bryan / Abigail Farr

ThomaBravo-US@fgsglobal.com

PROS

Media

Amy Williams

+1 713-335-5916

awilliams@pros.com

or

Jamie Moser / Aura Reinhard

Joele Frank, Wilkinson Brimmer Katcher

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+1 212-355-4449

Investor Relations

Belinda Overdeput

+1 713-335-5879

ir@pros.com

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